Exhibit 10.16

SEPARATION AGREEMENT AND RELEASE

I.              Release.    For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Executive who has signed below, also referred to here as the undersigned, with the intention of binding himself, his heirs, executors, administrators and assigns, does hereby release and forever discharge Michaels Stores, Inc., a Delaware corporation (the “Company”), its affiliated companies, subsidiaries, successors, predecessors and assigns, and the present and former officers, directors, executives, agents, employees and shareholders of the Company and each of the other foregoing entities (collectively, the “Released Parties”), both individually and in their official capacities, from any and all claims, actions, causes of action, demands, rights, damages, debts, accounts, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity, or otherwise, whether now known or unknown (collectively, the “Claims”), which the undersigned now has, owns or holds, or has at any time heretofore had, owned or held against any Released Party, arising out of or in any way connected with the undersigned’s employment relationship with the Company, its subsidiaries, predecessors or affiliated entities, or the termination thereof, or under any Federal, state or local statute, rule, or regulation, or principle of common, tort or contract law, including but not limited to, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000e et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq., the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12101 et seq., and any other equivalent or similar Federal, state, or local statute; provided, however, that the Company acknowledges and agrees that this Separation Agreement and Release satisfies the “Release of Claims” provision set forth in Section 6(b)(vii) of that certain Change In Control Severance Agreement entered into between the undersigned and the Company and dated as of April 26, 2006 (the “Severance Agreement”), that the representative signing below on behalf of the Company has the full authority to enter into this Separation Agreement and Release, and that nothing herein shall release the Company of its obligations under the Severance Agreement.

The undersigned affirms that he has not filed or caused to be filed, and is not presently a party to any Claim, complaint or action against any Released Party in any forum or form and that he knows of no facts which may lead to any Claim, complaint or action being filed against any Released Party in any forum by the undersigned or by any agency, group, etc. The undersigned further affirms that he has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to him from the Company and its subsidiaries, except as specifically provided in this Separation Agreement and Release and/or pursuant to the Severance Agreement or the Plan (as defined in Section II). The undersigned furthermore affirms that he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the FMLA.

The Company advises the undersigned to seek the advice of an attorney before signing this Separation Agreement and Release. The undersigned further declares and represents that he has carefully read and fully understands the terms of this Separation Agreement and Release and that he has been advised by the Company to and had the opportunity to seek the advice and assistance of counsel with regard to this Separation Agreement and Release, that he may take up to and including 21 days from receipt of this Separation Agreement and Release, to consider whether to sign this Separation Agreement and Release, that he may revoke this Separation Agreement and Release within seven calendar days after signing it by delivering to the Company written notification of revocation, and that he knowingly and voluntarily, of his own free will, without any duress, being fully informed and after due deliberate action, accepts the terms of and signs the same as his own free act.

II.            Severance Compensation. In connection with the execution of this Separation Agreement and Release, the undersigned’s employment with the Company will terminate effective July 27, 2007 (“Termination Date”). It is stipulated and agreed that the Company shall pay, provide and/or grant the undersigned all compensation and benefits set forth under the Severance Agreement for a “Termination During the Retention Period by the Company Without Cause or by the Executive for Good Reason” (including but not limited to the severance payments under Section 6(b) of the Severance Agreement) and for accrued but unused vacation pay, that the undersigned is also entitled to the Bonus set forth in the Change In Control Retention Bonus Plan (“Plan”) dated April 27, 2006, and that the Company will make payments and grants under the Severance Agreement and Plan in accordance with the terms and conditions of those documents. Moreover, the Company will pay any “Annual Bonus” under the first sentence of
Section 6(b) based on the target level in effect for the undersigned, president and chief operating officer, per the Fiscal Year 2007 Bonus Plan (70%). It is further stipulated and agreed that in accordance with the terms of the Company’s 2006 Equity Incentive Plan, upon the Termination Date, all unvested stock options granted to the undersigned by the Company will be forfeited without further action on the part of any party. Accordingly, the stock options received by the undersigned on February 16, 2007 have been cancelled on the Company’s records. As a result of the transfer of the undersigned’s shares of Company common stock to the Company and the cancellation of the undersigned’s stock options, it is acknowledged by both parties hereto that the undersigned will no longer have any rights or obligations under the Stockholders Agreement dated as of October 31, 2007 and as amended and restated on February 16, 2007, or the Registration Rights Agreement dated October 31, 2007, each among the Company and certain of its stockholders. Notwithstanding the foregoing, because of the impracticability of the Company’s providing the benefits described in Section 4(e) of the Severance Agreement for a period of more than eighteen (18) months following the date of separation from service of the undersigned, the Company shall provide such benefits to the extent required under Section 6(b)(iii) of the Severance Agreement during such eighteen-month period and in lieu of the continuation of such benefits for the balance of the Continuation Period referenced in Section 6(b)(iii) of the Severance Agreement shall pay to the undersigned, within ten (10) days following the Release Effective Date, an amount equal to the Company’s aggregate current cost of providing such benefits at such level during such balance of the Continuation Period to a similarly situated active employee of the Company. The undersigned further acknowledges and agrees that additional steps may be required to bring the Severance Agreement into conformity with regulations under Section 409A of the Internal Revenue Code and that, subject to the provisions of Section 13 of the Severance Agreement, he will cooperate with the Company to make any such changes.

III.           Protected Rights. The Company and the undersigned agree that nothing in this Separation Agreement and Release is intended to or shall be construed to affect, limit or otherwise interfere with any non-waivable right of the undersigned under any Federal, state or local law, including the right to file a charge or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”) or to exercise any other right that cannot be waived under applicable law. The undersigned is releasing, however, his right to any monetary recovery or relief should the EEOC or any other agency pursue Claims on his behalf.

IV.             Nonsolicitation/Non-Interference with Business Relationships. The undersigned further agrees that during the one-year period commencing on the date of his termination of employment with the Company or its subsidiaries, he will not, directly or indirectly, (i) solicit, recruit or hire any person who is at such time, or who at any time during the six-month period prior to such solicitation or hiring had been, an employee of, or exclusive consultant then under contract with, the Company or its subsidiaries, without the Company’s prior written consent; (ii) solicit or encourage any employee of the Company or its subsidiaries to leave the employment of the Company or its subsidiaries; (iii) intentionally interfere with the relationship of the Company or any of its subsidiaries with any employee of, or exclusive consultant then under contract with, the Company or any such subsidiary; or (iv) intentionally interfere with, disrupt or attempt to disrupt any past, present or prospective relationship, contractual or otherwise, between the Company or any of its subsidiaries, on the one hand, and any of their respective customers or suppliers, on the other hand. It is understood, however, that if the undersigned has any obligations under applicable law that are the same or similar to those described in the preceding sentence but that will continue to apply to the undersigned after the first anniversary of the Termination Date, this Separation Agreement and Release does not release the undersigned from those obligations and the Company does not waive, for itself or its subsidiaries, any legal right to enforce those obligations after such first anniversary.

V.              Equitable Remedies. The undersigned acknowledges that a violation by the undersigned of any of the covenants contained in Section IV would cause irreparable damage to the Company and its subsidiaries in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate. Accordingly, the undersigned agrees that, notwithstanding any provision of this Separation Agreement and Release to the contrary, the Company shall be entitled (without the necessity of showing economic loss or other actual damage) to injunctive relief (including temporary restraining orders, preliminary injunctions and/or permanent injunctions) in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in Section IV in addition to any other legal or equitable remedies it may have. The Company and the undersigned agree that, in the event that any provision of Section IV or Section VIII is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

VI.             Third-Party Litigation. The undersigned agrees to be available to the Company and its affiliates on a reasonable basis in connection with any pending or threatened claims, charges or litigation in which the Company or any of its affiliates is now or may become involved, or any other claims or demands made against or upon the Company or any of its affiliates, regardless of whether or not the undersigned is a named defendant in any particular case.

VII.      Return of Property. The undersigned shall return to the Company on or before August 6 2007, all property of the Company in the undersigned’s possession or subject to the undersigned’s control, including without limitation any laptop computers, keys, credit cards, cellular telephones and files. The undersigned shall not alter any of the Company’s records or computer files in any way after July 27, 2007.

VIII.     Confidential Information. The undersigned agrees to hold confidential, and not to disclose to any person, firm, corporation, partnership or agency, any trade secret or Confidential Information (as defined below) gained in the course of the undersigned’s employment with the Company concerning the Company or any of its affiliates, except to the extent such disclosure is required by law or legal process. “Confidential Information” means information belonging to the Company or any of its affiliates that is not generally known to their competitors or to those with whom they do business and information entrusted to the Company or any of its affiliates by a third party with an agreement that the information will be held in confidence and shall include, without limitation, information concerning financial affairs, business plans or strategies, product pricing information, operating policies and procedures, vendor information and proprietary statistics or reports of the Company and its affiliates. The undersigned agrees not to remove any Confidential Information from the Company, not to request that others do so on the undersigned’s behalf and to return any Confidential Information currently in the undersigned’s possession to the Company.

IX.       Survival of Indemnification Rights. Notwithstanding anything to the contrary in this Separation Agreement and Release or the Severance Agreement, any and all rights, benefits, duties and obligations owed by either the undersigned or the Company under the Officer Indemnification Agreement (entered into between the undersigned and the Company and dated as of August 22, 2003) shall remain in full force and effect, and nothing herein or in the Severance Agreement shall change, waive, or otherwise modify the rights, benefits, duties and obligations under that Officer Indemnification Agreement.

X.         Amendment. This Agreement amends and restates Exhibit A to the Severance Agreement, to which amendment and restatement the parties hereby consent. The Severance Agreement is otherwise unchanged.

XI.       GOVERNING LAW. THIS SEPARATION AGREEMENT AND RELEASE SHALL BE DEEMED TO BE MADE IN THE STATE OF TEXAS, AND THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT IN ALL RESPECTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.

XII.         Release Effective Date. This Separation Agreement and Release shall be effective on the latest of the Termination Date (July 27, 2007), the date it is signed for the Company or the eighth calendar day following the date it is signed by the Executive.

EXECUTIVE:

/s/ Gregory A. Sandfort
Gregory A. Sandfort

Date:	August 1, 2007

ACCEPTED AND AGREED:

MICHAELS STORES, INC.

By:	/s/ Brian C. Cornell
	Name:	Brian C. Cornell
	Title:	Chief Executive Officer

ACKNOWLEDGMENTS

STATE OF TEXAS	§
§
COUNTY OF DALLAS	§

BEFORE ME, the undersigned authority, on this day personally appeared Brian C. Cornell, Chief Executive Officer of MICHAELS STORES, INC. a Delaware corporation, known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he executed the same for the purposes and consideration therein expressed, in the capacity therein stated and as the act and deed of said corporation.

GIVEN MY HAND AND SEAL this 2nd day of August, 2007.

/s/ Veronica Larsen
VERONICA LARSEN MY COMMISSION EXPIRES October 7, 2009	Notary Public in and for the
State of Texas

Veronica Larsen
Notary’s Printed Name and
Commission Expiration

STATE OF TEXAS	§
§
COUNTY OF DALLAS	§

BEFORE ME, the undersigned authority, on this day personally appeared GREGORY A. SANDFORT, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed.

GIVEN UNDER MY HAND AND SEAL on this 1st day of August, 2007.

/s/ Pete Benenati
PETE BENENATI MY COMMISSION EXPIRES February 19, 2008	Notary Public in and for the
State of Texas

Pete Benenati
Notary’s Printed Name and
Commission Expiration